                   THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
                     345 Cedar Street  Saint Paul, Minnesota

                                organized in 1880

       HEREBY AGREES TO THE TERMS AND PROVISIONS CONTAINED IN THIS POLICY

The Minnesota Mutual Life Insurance Company (herein called Minnesota Mutual) agrees to pay at its Home Office in St. Paul, Minnesota, the benefits provided by this contract.

This contract is issued in consideration of the application therefor and the payment of purchase payments of at least $10 each, as hereinafter provided.

This contract is executed by Minnesota Mutual at its Home Office in St. Paul, Minnesota, to take effect as of the Effective Date.

/s/ Robert J. Hasling                                /s/ Franklin Briese
Secretary                   Registrar                President

                    INDIVIDUAL ACCUMULATION ANNUITY CONTRACT
      VARIABLE ANNUITY BENEFITS-FIXED DOLLAR ANNUITY BENEFITS-PARTICIPATING

       ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE
                    NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT

F. 16105 Rev. 3-70                                               Page 1

                                TABLE OF CONTENTS

SECTION                 DESCRIPTION                                     PAGE
-------                 -----------                                     ----
1. . . . . . . . DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . 3
2. . . . . . . . ANNUITY PROVISIONS. . . . . . . . . . . . . . . . . . 3-5
   2.01. . . . . Annuity Commencement Date . . . . . . . . . . . . . . . 3
   2.02. . . . . Election of Optional Annuity Forms. . . . . . . . . . . 3
   2.03. . . . . Application of Accumulation Value . . . . . . . . . . . 3
   2.04. . . . . Optional Annuity Forms. . . . . . . . . . . . . . . . . 3
   2.05. . . . . Determination of First Payment. . . . . . . . . . . . . 4
   2.06. . . . . Variable and Fixed Dollar Annuities . . . . . . . . . . 5
   2.07. . . . . Allocation of Annuity . . . . . . . . . . . . . . . . . 5
   2.08. . . . . Lump Sum Settlement . . . . . . . . . . . . . . . . . . 5
3  . . . . . . . PURCHASE PAYMENTS . . . . . . . . . . . . . . . . . . . 6
   3.01. . . . . . . .Amount of Purchase Payments. . . . . . . . . . . . 6
   3.02. . . . . . . .Allocation of Purchase Payments. . . . . . . . . . 6
   3.03. . . . . . . .Application of Purchase Payments . . . . . . . . . 6
4  . . . . . . . VALUATION . . . . . . . . . . . . . . . . . . . . . . 6-7
   4.01. . . . . . . .Net Investment Rate and Net
                          Investment Factor. . . . . . . . . . . . . . . 6
   4.02. . . . . . . .Accumulation Unit Value. . . . . . . . . . . . . . 6
   4.03. . . . . . . .Annuity Unit Value . . . . . . . . . . . . . . . . 6
   4.04. . . . . . . .Accumulation Value . . . . . . . . . . . . . . . . 7
   4.05. . . . . . . .Valuation of Separate Account Assets . . . . . . . 7
5  . . . . . . . DEATH AND OTHER TERMINATION BENEFITS. . . . . . . . . . 7
   5.01. . . . . . . .Death Benefits . . . . . . . . . . . . . . . . . . 7
   5.02. . . . . . . .Cash Surrender . . . . . . . . . . . . . . . . . . 7
   5.03. . . . . . . .Discontinuance of Purchase Payments. . . . . . . . 7
6  . . . . . . . GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . 7-9
   6.01. . . . . . . .Contract . . . . . . . . . . . . . . . . . . . . . 7
   6.02. . . . . . . .Modification of Contract . . . . . . . . . . . . . 8
   6.03. . . . . . . .Beneficiary. . . . . . . . . . . . . . . . . . . . 8
   6.04. . . . . . . .Participation in Divisible Surplus . . . . . . . . 8
   6.05. . . . . . . .Statements . . . . . . . . . . . . . . . . . . . . 8
   6.06. . . . . . . .Information To Be Furnished. . . . . . . . . . . . 8
   6.07. . . . . . . .Adjustments on Account of
                         Misstatements . . . . . . . . . . . . . . . . . 8
   6.08. . . . . . . .Facility of Payment. . . . . . . . . . . . . . . . 8
   6.09. . . . . . . .Evidence of Survival . . . . . . . . . . . . . . . 8
   6.10. . . . . . . .Assignment and Transfer. . . . . . . . . . . . . . 9
   6.11. . . . . . . .Reserves . . . . . . . . . . . . . . . . . . . . . 9
   6.12. . . . . . . .Voting Rights. . . . . . . . . . . . . . . . . . . 9

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   6.13. . . . . . . .Relation of This Contract to
                        Separate Account . . . . . . . . . . . . . . . . 9
   6.14. . . . . . . .Deferment of Payments. . . . . . . . . . . . . . . 9

PARTICIPANT                                                    CONTRACT NO.

OWNER                                                                  SEX

JURISDICTION                                                 DATE OF BIRTH

BENEFICIARY                                                 EFFECTIVE DATE

(the beneficiary shall be as designated in the application unless subsequently changed)

                             SECTION 1. DEFINITIONS

1.01 CONTRACT ANNIVERSARY
An anniversary of the Effective Date of this contract.

1.02  CONTRACT YEAR
A period of one year commencing with the Effective Date or with any Contract Anniversary.

1.03  ANNUITY PAYMENTS
A series of payments purchased under this contract for the Participant by application of the Accumulation Value.

1.04  ANNUITY COMMENCEMENT DATE
The date upon which Annuity Payments begin, as determined in accordance with
Section 2.01.

1.05  SEPARATE ACCOUNT
Those assets of Minnesota Mutual in a separate investment account entitled "Minnesota Mutual Variable Fund D" established by Minnesota Mutual for this class of contracts in accordance with the laws of Minnesota.

1.06  GENERAL ACCOUNT
All assets of Minnesota Mutual other than those in "Variable Fund D" or in other separate accounts established by Minnesota Mutual.

1.07  VALUATION DATE
Each date on which the New York Stock Exchange is open for trading, with the valuation occurring as of the close of business of the Exchange. A valuation period is the period between successive Valuation Dates.


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1.08  INDIVIDUAL ACCOUNT
The sum of the accumulation units credited to the Participant.

1.09  ACCUMULATION VALUE
The dollar value of the Individual Account, as determined in accordance with
Section 4.04.

                         SECTION 2.  ANNUITY PROVISIONS

2.01  ANNUITY COMMENCEMENT DATE
The Owner shall notify Minnesota Mutual in writing at its Home Office to effect Annuity Payments for the Participant, specifying the date such Annuity Payments are to commence. Unless prohibited by an endorsement to this contract, such date may be the first day of any calendar month following the Participant's 50th birthday, provided that it may not be earlier than 30 days following the date such notice is given, and provided further that it may not be later than the Participant's 75th birthday. If no such notice is given to Minnesota Mutual by the Owner prior to the Participant's 65th birthday, the Annuity Commencement Date shall be the first day of the calendar month next following the Participant's 65th birthday.

2.02  ELECTION OF OPTIONAL ANNUITY FORMS
The Owner may elect to have Annuity Payments made under any of the Optional Annuity Forms prescribed in Section 2.04, provided such election is received in writing by Minnesota Mutual at its Home Office at least 30 days prior to the Annuity Commencement Date. If no such election is received by Minnesota Mutual, Annuity Payments will be made in accordance with Optional Annuity Form 2A (Life Annuity with a Period Certain of 120 months).

2.03  APPLICATION OF ACCUMULATION VALUE
As of the Annuity Commencement Date, Minnesota Mutual shall apply the Accumulation Value to provide Annuity Payments under the Optional Annuity Form determined in accordance with Section 2.02; provided, however, that the first monthly payment under such Optional Annuity Form must be at least $20.00 in amount. If such first monthly payment would be less than $20,00 in amount, the Accumulation Value will be paid to the Participant in a lump sum as of his Annuity Commencement Date, and the Participant shall have no further rights under this contract. The requirement that the first monthly payment be at least $20.00 shall be imposed separately for that portion of Annuity Payments payable as a fixed dollar annuity and as a variable annuity.

2.04  OPTIONAL ANNUITY FORMS
Option 1--Life Annuity--An annuity payable monthly during the lifetime of the Participant and terminating with the last monthly payment preceding the death of the Participant.

Option 2--Life annuity with a Period Certain of 120 months (Option 2A), 180 months (Option 2B), or 240 months Option 2C)--An annuity payable monthly during the lifetime of the Participant, with the guarantee that if the Participant dies before payments have been made for
                                                                          Page 4
                                                               (16105 Rev. 3-70)
the Period Certain elected, payments will continue to the beneficiary during the remainder of such Period Certain; or, if the beneficiary so elects, the present value of the remaining guaranteed number of payments, based on the then current dollar amount of one such payment and commuted on the basis of 3.5% interest compounded annually, shall be paid in a single sum to the beneficiary.

Option 3--Joint and Last Survivor Annuity--An annuity payable monthly during the joint lifetime of the Participant and a designated Joint Annuitant and continuing thereafter during the remaining lifetime of the survivor.

Option 4--Period Certain Annuity--An annuity payable monthly for a Period Certain of from 1 to 15 years, as elected. If the Participant dies before payments have been made for the Period Certain elected, payments will continue to the beneficiary during the remainder of such Period Certain. At any time during the payment period, the payee may elect that (1) the present value of the remaining guaranteed number of payments, based on the then current dollar amount of such payment and commuted on the basis of 3.5% interest compounded annually, shall be paid in a single sum, or (2) such commuted amount shall be applied to effect a life annuity under Option 1 or Option 2.

The first payment under any of these Optional Annuity Forms will be determined in accordance with Section 2.05. The second and subsequent payments will be determined in accordance with Section 2.06. Minnesota Mutual reserves the right to require proof satisfactory to it of the age of the Participant and any Joint Annuitant prior to making the first payment under any Optional Annuity Form.

2.05  DETERMINATION OF FIRST PAYMENT
The tables contained herein are used to determine the first monthly annuity payment. they show the dollar amount of the first monthly payment which can be purchased with each $1,000 of Accumulation Value, after deduction of any applicable premium taxes not previously deducted under the provisions of Section
3.03. Amounts shown in the tables are based on the Progressive Annuity Table with interest at the rate of 3.5% per annum and assume births in the year 1900. The amount of each payment depends upon the sex and adjusted age of the Participant and any Joint Annuitant. The adjusted age is determined from the actual age nearest birthday at the time and the first payment is due in the following manner:

             CALENDAR YEAR                ADJUSTED AGE IS
                OF BIRTH                  EQUAL TO----
              -------------               ----------------
               Prior to 1900               Actual Age Plus 1
               1900-1919                   Actual Age
               1920-1939                   Actual Age Minus 1
               1940-1959                   Actual Age Minus 2
              1960 and Later               Actual Age Minus 3

                                                                          Page 5
                                                               (16105 Rev. 3-70)

         DOLLAR AMOUNT OF THE FIRST MONTHLY PAYMENT WHICH IS PURCHASED
                        WITH EACH $1,000 OF VALUE APPLIED



     ADJUSTED AGE
    OF ANNUITANT                      SINGLE LIFE ANNUITIES
    ------------           -----------------------------------------------------
  MALE     FEMALE          OPTION 1       OPTION 2A     OPTION 2B      OPTION 2C
  ----     ------          --------       ---------     ---------      ---------
   50        54             $4.74          $4.69          $4.62          $4.52
   51        55              4.84           4.78           7.70           4.58
   52        56              4.94           4.87           4.78           4.65
   53        57              5.04           4.97           4.87           4.71
   54        58              5.16           5.07           4.95           4.78
   55        59              5.28           5.18           5.04           4.85
   56        60              5.40           5.29           5.13           4.91
   57        61              5.54           5.41           5.23           4.98
   58        62              5.69           5.53           5.33           5.05
   59        63              5.84           5.66           5.43           5.11
   60        64              6.01           5.79           5.53           5.18
   61        65              6.18           5.94           5.63           5.24
   62        66              6.37           6.08           5.74           5.30
   63        67              6.57           6.24           5.84           5.36
   64        68              6.79           6.40           5.95           5.41
   65        69              7.02           6.57           6.05           5.46
   66        70              7.27           6.74           6.15           5.51
   67        71              7.54           6.91           6.26           5.55
   68        72              7.83           7.10           6.35           5.59
   69        73              8.14           7.28           6.45           5.62
   70        74              8.48           7.47           6.54           5.65
   71        75              8.84           7.66           6.62           5.68
   72        76              9.23           7.85           6.70           5.70
   73        77              9.65           8.04           6.77           5.71
   74        78             10.11           8.23           6.83           5.72
   75        79             10.61           8.41           6.88           5.73



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

                  OPTION 3-JOINT AND LAST SURVIVOR LIFE ANNUITY

 ADJUSTED AGED OF
 JOINT ANNUITANT*                                 ADJUSTED AGE OF ANNUITANT*
-------------------         -----------------------------------------------------------------------------------------------
                             M-51     M-56      M-58      M-61      M-63      M-66      M-71
MALE        FEMALE           F-55     F-60      F-62      F-65      F-67      F-70      F-75
-------------------         -----     -----     -----     -----     -----     -----     ------
   50        54             $4.21     $4.35     $4.40     $4.47     $4.51     $4.57     $4.64
   55        59              4.37      4.58      4.66      4.78      4.85      4.94      5.07
   57        61              4.43      4.67      7.77      4.90      4.99      5.10      5.26
   60        64              4.51      4.80      4.92      5.09      5.20      5.36      5.59
   62        66              4.55      4.88      5.01      5.22      5.35      5.54      5.82
   65        69              4.62      4.99      5.15      5.39      5.56      5.81      6.19
   70        74              4.70      5.14      5.34      5.65      5.88      6.23      6.83

     * Dollar amounts of the first monthly payments for ages not shown in this table will be calculated on the same basis as those shown and may be obtained from Minnesota Mutual.


                        OPTION 4-- PERIOD CERTAIN ANNUITY

       PERIOD CERTAIN     DOLLAR AMOUNT      PERIOD CERTAIN      DOLLAR AMOUNT
           (YEARS)        OF FIRST PAYMENT      (YEARS)         OF FIRST PAYMENT
       ---------------    ----------------   --------------    ----------------

              1                 $84.65             9                $10.75
              2                  43.05            10                  9.83
              3                  29.19            11                  9.09
              4                  22.27            12                  8.46
              5                  18.12            13                  7.94
              6                  15.35            14                  7.49
              7                  13.38            15                  7.10
              8                  11.90


2.06 VARIABLE AND FIXED DOLLAR ANNUITIES
     (a) Variable Annuity--A variable annuity is an annuity with payments varying in amount in accordance with the net investment result of the Separate Account. A number of Separate Account annuity units is determined by dividing the first monthly payment, determined as described in Section 2.05, by the Separate Account annuity unit value at the Annuity Commencement Date. The number of such annuity units remains unchanged during the period of Annuity Payments.

     The dollar amount of the second and subsequent payments is not predetermined, and may change from month to month. The dollar amount of each such payment is determined by multiplying the number of Separate Account annuity units by the Separate Account annuity unit value at the due date of such payment.

                                                                          Page 7
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     Minnesota Mutual guarantees that the dollar amount of each payment after the first will not be affected by adverse mortality experience or by an increase in Minnesota Mutual's expenses in excess of the expense deductions provided for in the contract.

     (b) Fixed Dollar Annuity--A fixed dollar annuity is an annuity payable from the General Account, with payments which remain fixed as to dollar amount throughout the period of Annuity Payments. A number of General Account annuity units is determined when payments commence, but the General Account annuity unit value is always $1.00. The number of such annuity units remains unchanged during the period of Annuity Payments.

2.07 ALLOCATION OF ANNUITY
Unless Minnesota Mutual shall be notified in writing to the contrary by the Owner at least 30 days prior to the Annuity Commencement Date, General Account accumulation units will be applied to provide a fixed dollar annuity and Separate Account accumulation units will be applied to provide a variable annuity.

2.08  LUMP SUM SETTLEMENT
By written notice to Minnesota Mutual by the Owner at least 30 days prior to the Annuity Commencement Date, a lump sum settlement of the Accumulation Value may be elected in lieu of the application of such value to provide Annuity Payments under an Optional Annuity Form. After such lump sum settlement has been made, the Participant shall have no further rights under this contract.

                          SECTION 3.  PURCHASE PAYMENTS

3.01  AMOUNT OF PURCHASE PAYMENT
Each Contract Year Minnesota Mutual shall receive at its Home Office such purchase payments as are made under the contract. Such purchase payments will be applied by Minnesota Mutual to provide accumulation units for the Annuitant in accordance with Section 3.03.

Each purchase payment must be at least $10 if all of such purchase payment will be allocated, pursuant to Section 3.02, either to the General Account or the Separate Account, or must be at least $10 for each account if such purchase payment will be allocated, pursuant to Section 3.02, to both the General Account and the Separate Account.

Minnesota Mutual may limit the maximum purchase payments which will be accepted under the contract for any Contract Year to the greater of (a) the purchase payments made under the contract for the immediately preceding Contract Year, or
(b) the average purchase payments made under the contract for all prior Contract Years.

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                                                               (16105 Rev. 3-70)

3.02 ALLOCATION OF PURCHASE PAYMENTS
The initial allocation of purchase payments to the General Account or the Separate Account shall be as specified in the application. Such allocation may be changed as to future purchase payments by written notice to Minnesota Mutual by the Owner, provided such notice is received by Minnesota Mutual at its Home Office on or prior to the date of receipt of such purchase payments.

3.03 APPLICATION OF PURCHASE PAYMENTS
Deductions totaling 7% plus any applicable premium taxes on the purchase payments shall be made by Minnesota Mutual from each purchase payment received. The balance of each purchase payment remaining after these deductions is hereinafter called the net purchase payment. Minnesota Mutual shall determine the number of accumulation units provided by the net purchase payment by the then current accumulation unit value. Such determination shall be made as of the Valuation Date coincident with or next following the date on which such purchase payment is received by Minnesota Mutual at its Home Office, and shall be made separately for net purchase payments allocated to the General Account and the Separate Account. the number of accumulation units so determined shall not be affected by any subsequent change in the accumulation unit value. The General Account accumulation unit value will increase at the net investment rate specified in Section 4.01(a), but the Separate Account accumulation unit value may vary from period to period.

                              SECTION 4. VALUATION

4.01 NET INVESTMENT RATE AND NET INVESTMENT FACTOR
     (a) The General Account net investment rate for each valuation period shall not be less than the equivalent of an investment rate of 4 1/2% compounded annually during the first 5 Contract Years, 4% compounded annually during the 6th through 10th Contract Years, and 3 1/2% compounded annually thereafter.

     (b) The Separate Account net investment rate for any valuation period is equal to the gross investment rate expressed in decimal form to six places, less a deduction of not more than .0106 per annum. the amount of the deduction may be changed from time to time by Minnesota Mutual, but not more often than annually, and in no event will the deduction exceed .0106 per annum. Such gross investment rate is equal to (1) the investment income and capital gains and losses, whether realized or unrealized, on the assets of the Separate Account during such valuation period, less a deduction for any applicable income taxes arising from such income and realized and unrealized capital gains, divided by (2) the value of such assets at the beginning of the valuation period. Such gross investment rate may be either positive or negative.

     (c) The net investment factor for each Account is the sum of 1.000000 plus the net investment rate for the Account.

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

4.02  ACCUMULATION UNIT VALUE
The General Account and Separate Account accumulation unit values were set at $1.000000 on the first Valuation Date of the Separate Account. The respective accumulation unit values in each Account on any subsequent Valuation Date are determined by multiplying the accumulation unit value on the immediately preceding Valuation Date by the net investment factor for that Account for the valuation period just ended. The accumulation unit value as of any date other than a Valuation Date is equal to its value on the next succeeding Valuation Date.

4.03  ANNUITY UNIT VALUE
The value of a General Account annuity unit will always be $1.00. the value of a Separate Account annuity unit is determined monthly as of the first day of each month. The value of a Separate Account annuity unit on the first day of each month is equal to its value on the first day of the preceding month multiplied by the product of (a) .997137, and (b) the ratio of the Separate Account accumulation unit value for the valuation Date next following the fourteenth day of the preceding month to the corresponding accumulation unit value for the Valuation Date next following the fourteenth day of the second preceding month. The value of an annuity unit on any date other than the first day of a month is equal to its value on the first day of the next succeeding month.

4.04  ACCUMULATION VALUE

The Accumulation Value as of any Valuation Date is equal to the product of (a) the Individual Account, and (b) the accumulation unit value. Such calculation shall be made separately for the portions of the Individual Account made up on General Account and Separate Account accumulation units. The applicable General Account or Separate Account accumulation unit value is the accumulation unit value calculated for the Valuation Date as of which the Accumulation Value is being determined; provided, however that for purposes of determining the monthly Annuity Payment pursuant to Section 2.05, the applicable accumulation unit value is the value on the Valuation Date next following the fourteenth day of the month preceding the Annuity Commencement Date.

4.05  VALUATION OF SEPARATE ACCOUNT ASSETS
The valuation of all assets in the Separate Account shall be determined in accordance with the provisions of the rules and regulations of the Separate Account.

                SECTION 5.  DEATH AND OTHER TERMINATION BENEFITS

5.01  DEATH BENEFITS
In the event of the death of the Participant prior to his Annuity Commencement Date, the beneficiary of the Participant will receive as a death benefit the Accumulation Value determined as of the valuation Date coincident with or next following the date due proof of death is received by Minnesota Mutual at its Home Office. The death benefit will be paid in a single sum; or, at the option of the beneficiary, may be applied under Option 1, Option 2, or Option 4, of the


                                                                         Page 10
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

Optional Annuity Forms specified in Section 2.04, subject to the minimum payment requirements of Section 2.03.

5.02  CASH SURRENDER
Upon written request by the Owner prior to the Annuity Commencement Date, all or a portion of the Accumulation Value, determined as of the Valuation Date coincident with or next following the date such written request is received by Minnesota Mutual at its Home Office, shall be paid to the Owner in a single sum. The contract must be surrendered, and must accompany such written request if the entire Accumulation Value is to be paid. No partial withdrawal of the Accumulation Value will be allowed for an amount of less than $250. In the event of any withdrawal, that portion of the Individual Account having an Accumulation Value equal to the dollar amount withdrawn shall be cancelled.

5.03  DISCONTINUANCE OF PURCHASE PAYMENTS
Purchase payments may be discontinued under either of the following circumstances:

     (1) The owner may discontinue purchase payments as of a date specified in a written notice to Minnesota Mutual at its Home Office, provided that such date may not be earlier than the date of receipt of such notice by Minnesota Mutual.

     (2) Minnesota Mutual may discontinue acceptance of purchase payments as of a date specified in a written notice to the Owner if the contract is no longer part of a plan qualified under Section 401 (a), 403(a), 403(b), or other provision of the Internal Revenue Code allowing similar tax treatment.

     Upon discontinuance of purchase payments, the Individual Account shall remain under the contract for application of the Accumulation Value thereof to provide Annuity Payments at the annuity Commencement Date under the provisions of Section 2. Purchase payments may be resumed at any date prior to the Annuity Commencement Date unless the contract has previously been surrendered and the Accumulation Value paid in cash.

                         SECTION 6.  GENERAL PROVISIONS

6.01  CONTRACT
This contract and the application therefor, a copy of which is attached hereto, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. Page 2 hereof. With respect to all transactions regarding this contract, except as may be otherwise specifically provided, Minnesota Mutual may deal with the Owner on the basis that the Owner has full ownership and control of the contract.

6.02  MODIFICATION OF CONTRACT
This contract may be modified at any time by written agreement between Minnesota Mutual and the Owner. However, no such modification will adversely affect the rights of the

                                                                         Page 11
                                                               (16105 Rev. 3-70)

Participant under this contract unless the modification is made to comply with a law or government regulation.

No person except the President, a Vice President, the Secretary, or an Assistant Secretary of Minnesota Mutual has authority on behalf of Minnesota Mutual to modify the contract or to waive any requirement of the contract. Minnesota Mutual shall not be bound by any promise or representation made by or to any agent or person other than as above.

6.03  BENEFICIARY

The beneficiary designation contained in the application will remain in effect until changed. The participant may designate or change the designation of his beneficiary at any time during his lifetime by filing satisfactory written notice with Minnesota Mutual at its Home Office. The new designation shall take effect only upon being recorded by Minnesota Mutual at its Home Office. When so recorded, even if the Participant is not then living, it shall take effect as of the date the notice was signed, subject to any payment made by Minnesota Mutual before recording the change.

The interest of any beneficiary who dies before the Participant shall terminate at the death of that beneficiary. If the interest of all designated beneficiaries has terminated, any proceeds payable at the Participant's death shall be paid to the persons who, by evidence satisfactory to Minnesota Mutual, appear to be the lawful children of the Participant. The proceeds shall be divided equally among those children. If no child is living, the proceeds shall be payable to the Participant's estate. "Child" and "children" refer only to the first generation.

6.04  PARTICIPATION IN DIVISIBLE SURPLUS
This is a participating contract. The portion, if any, of the divisible surplus of Minnesota Mutual accruing upon this contract shall be determined annually by Minnesota Mutual and credited to the contract on such basis as is determined by Minnesota Mutual.

6.05  STATEMENTS
At least once in each Contract Year, Minnesota Mutual will furnish the Owner a statement of the Individual Account, the current accumulation unit value, and the Accumulation Value. such statement shall be as of a date within four months of the mailing of the statement.

6.06  INFORMATION TO BE FURNISHED
The Owner shall furnish any information or evidence which Minnesota Mutual may reasonably require in order to administer this contract. If the Owner cannot furnish any required item of information, Minnesota Mutual may request the person concerned to furnish such information. Minnesota Mutual shall not be liable for the fulfillment of any obligation in any way dependent on such information until it receives such information in a form satisfactory to it.

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Information furnished to Minnesota Mutual may be corrected for demonstrated errors therein except that such correction will be at the option of Minnesota Mutual when it has already acted to its prejudice by relying on such information.

6.07  ADJUSTMENTS ON ACCOUNT OF MISSTATEMENTS
If it shall be found that the age or sex of any person with respect to whom an annuity shall have been purchased hereunder shall have been misstated, the amount of the annuity payable by Minnesota Mutual shall be that provided by the number of accumulation units allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of the annuity. The dollar amount of any underpayment made by Minnesota Mutual shall be paid in full with the next payment due such person or his beneficiary. the dollar amount of any overpayment made by Minnesota Mutual shall be deducted from payments subsequently accruing to such person or his beneficiary under this contract.

6.08  FACILITY OF PAYMENT
If Minnesota Mutual receives evidence satisfactory to it that any person is legally, physically or mentally incapable of giving a valid release for any payment due such person under this contract, Minnesota Mutual may make payment thereof to such other person, persons, or institution who appear to Minnesota Mutual as having assumed the custody and principal support of the person to whom such payment is due. Minnesota Mutual shall be released from liability to the extent of such payment.

6.09  EVIDENCE OF SURVIVAL
When any payment under this contract is contingent upon the survival of any person, evidence of such person's survival must be furnished to Minnesota Mutual either by personal endorsement of the check drawn for said payment or by other means satisfactory to Minnesota Mutual.

6.10  ASSIGNMENT AND TRANSFER
This contract may not be assigned, sold, transferred, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, and, to the maximum extent permitted by law, benefits payable under this contract shall be exempt from the claims of creditors.

6.11  RESERVES
The reserve held by Minnesota Mutual for any Annuity Payments hereunder shall be not less than the reserve liability determined by Minnesota Mutual in accordance with the mortality table and interest rate used to establish the amount of the first such ANNUITY PAYMENT.

6.12  VOTING RIGHTS
The Participant shall have the right to vote at the meetings of owners of contracts for which reserves are maintained in the Separate Account, and shall cast the votes attributable to this contract in conformity with the provisions of the rules and regulations of the Separate Account.
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6.13  RELATION OF THIS CONTRACT TO SEPARATE ACCOUNT
Minnesota Mutual shall have exclusive and absolute ownership and control of the assets of both its General Account and its Separate Account.

6.14  DEFERMENT OF PAYMENTS
Whenever any payment under this contract is to be made in a single sum, payment will be made within 7 days after the date written request for such payment is received by Minnesota Mutual at its Home Office, except that payment in a single sum of any death benefit payable to a beneficiary will be made within 7 days after the date due proof of death is received by Minnesota Mutual at its Home Office and except as Minnesota Mutual may be permitted to defer any payment under the Investment Company Act of 1940.


The owner is hereby notified that by virtue of his Policy he is a member of the Minnesota Mutual Life Insurance Company, and that the Annual Meetings of said company are held at its Home Office on the first Tuesday in March of each year at three o'clock in the afternoon.

MINNESOTA MUTUAL LIFE

INDIVIDUAL ACCUMULATION
ANNUITY CONTRACT
VARIABLE ANNUITY BENEFITS-
FIXED DOLLAR ANNUITY BENEFITS-
PARTICIPATING

THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
345 Cedar Street        Saint Paul, Minnesota 55101
ORGANIZED IN 1880


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